UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 20, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2016, we, through GAHC4 Rochester Hills MI MOB, LLC, our wholly owned subsidiary, entered into a Real Estate Purchase Agreement and Escrow Instructions, or the Purchase Agreement, with 6700 N. Rochester, LLC, or seller, and Chicago Title Insurance Company, as escrow agent, for the purchase of Rochester Hills MOB, an approximately 30,000-square-foot medical office building located in Rochester Hills, Michigan, for a purchase price of $8,300,000, plus closing costs. Rochester Hills MOB is approximately 93 percent leased to seven tenants, the largest of which are William Beaumont Hospital, Richards & Richardson and Paint Creek OB/GYN. Medical services provided at Rochester Hills MOB include dialysis, imaging, laboratory services, physical therapy, radiology and minimally invasive surgery. We are not affiliated with the seller or Chicago Title Insurance Company.

The material terms of the Purchase Agreement include: (i) a due diligence period of 30 days from the effective date of the Purchase Agreement; (ii) an initial deposit of $150,000 due within three business days after the effective date of the Purchase Agreement and an additional deposit of $150,000 after the expiration of the due diligence period, which shall be applied to the purchase price and is nonrefundable except in limited circumstances, such as seller’s breach of the Purchase Agreement or our failure to obtain final loan assumption approval; (iii) a closing date within 14 days following the expiration of the due diligence period or loan assumption approval period, as applicable; (iv) the assumption of an existing loan as evidenced by a note having an outstanding principal balance of approximately $4,303,244 as of June 20, 2016; (v) a right to terminate the Purchase Agreement, in our sole discretion, at any time prior to or on the expiration of the due diligence period; (vi) a hold back provision providing that Chicago Title Insurance Company shall hold back the sum of $100,000 from the purchase price to be placed in an interest-bearing account for a period beginning on the closing date until the expiration of Seller’s Representation, Warranty and Covenant Survival Period, as defined in the Purchase Agreement, or nine months after the closing date, which funds shall serve as the source of payment for any post-closing claims we may have against seller; and (vii) in the event that seller is in default, the right for us to either: proceed to closing with no reduction in the purchase price and seek specific performance, or terminate the Purchase Agreement and recover the full deposit and, in the event seller’s default is the result of intentional fraud or willful misconduct, receive reimbursement of out-of-pocket costs up to $80,000. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of Rochester Hills MOB through the assumption of a loan and the remainder using funds raised through our initial public offering. We also anticipate paying an acquisition fee based on the purchase price of the property to our advisor or its affiliates in connection with the acquisition of such property, as described in the prospectus for our initial public offering. We anticipate closing this acquisition in the third quarter of 2016; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Rochester Hills MOB is subject to substantial conditions to closing.

The material terms of the Purchase Agreement discussed above are qualified in their entirety by the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On June 23, 2016, American Healthcare Investors, LLC, one of our co-sponsors and the managing member of our advisor, issued a press release announcing our entry into the Purchase Agreement. A copy of the press release, which is hereby incorporated into this filing in its entirety, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Escrow Instructions by and between 6700 N. Rochester, LLC, GAHC4 Rochester Hills MI MOB, LLC and Chicago Title Insurance Company, dated June 20, 2016
99.1	American Healthcare Investors, LLC Press Release, dated June 23, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.

June 23, 2016	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Escrow Instructions by and between 6700 N. Rochester, LLC, GAHC4 Rochester Hills MI MOB, LLC and Chicago Title Insurance Company, dated June 20, 2016
99.1	American Healthcare Investors, LLC Press Release, dated June 23, 2016